Exhibit 99.1
www.bankrate.com

FOR IMMEDIATE RELEASE

BANKRATE ANNOUNCES THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S NEW INDEPENDENT PRINCIPAL ACCOUNTING FIRM

New York, NY – April 17, 2007 – Bankrate, Inc. (NASDAQ: RATE) announced today that the company has selected Grant Thornton LLP (“Grant Thornton”) as its principal independent accounting firm for the fiscal year ended December 31, 2007. The selection of Grant Thornton was made by the Audit Committee of the Board of Directors and became effective on April 12, 2007. Grant Thornton replaces the company’s previous principal accounting firm, KPMG LLP (“KPMG”).

As reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007, the Audit Committee voted and directed management to engage in a competitive request for proposal (“RFP”) process during March 2007 for independent auditing and tax compliance services for the year ending December 31, 2007. Upon completing the RFP process, the Audit Committee selected Grant Thornton as Bankrate’s new independent principal accountants.

There were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the period that they provided auditing services to Bankrate.

About Bankrate, Inc.
Bankrate, Inc. (Nasdaq: RATE) ("Bankrate") owns and operates Bankrate.com, a leading Internet consumer banking marketplace. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. Bankrate.com is the leading aggregator of more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and

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CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2006, Bankrate.com had nearly 53 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 400 national and state publications. In addition to Bankrate.com, Bankrate also owns and operates FastFind, an internet lead aggregator and Mortgage Market Information Services, Inc. and Interest.com, Inc., each of which publishes mortgage guides and financial rates and information.

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For more information contact:
Edward J. DiMaria
Senior Vice President-Chief Financial Officer
edimaria@bankrate.com
(917) 368-8608